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                               EXHIBIT (99)(i)

                        NOTICE OF EXERCISE OF OPTION,
                           DATED OCTOBER 26, 1998














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                        NOTICE OF EXERCISE OF OPTION


TO: Record Holders as of July 16, 1998 of Series B Option Common Stock of Richman Gordman 1/2 Price Stores, Inc.


     Jeffrey J. Gordman, Designee of A. D. Gordman


     Paragraph 6 of the Certificate of Incorporation (the "Certificate") of Richman Gordman 1/2 Price Stores, Inc. (the "Company") provides that the shares of the Company's Series B Option Common Stock (the "Series B Stock") shall be subject to an option (the "Option") to purchase such shares exercisable first by the Company, and to the extent not exercised by the Company, by the designee of A. D. Gordman. (See Paragraph 6 of the Certificate on the reverse of this Notice of Exercise of Option.) The Option is exercisable with respect to those holders of shares of the Series B Stock (the "Option Record Holders") as of the first business day following payment into escrow of the Cumulative Minimum Payment (as that term is defined in the Certificate) (the "Valuation Date").
On July 15, 1998, the Registrant paid into escrow the balance of the Cumulative Minimum Payment, and accordingly, the Valuation Date is July 16, 1998.

     The Certificate further provides that the exercise price for the Option shall be the value of the Series B Stock determined by an independent appraisal as of the Valuation Date, less any payment of Excess Cash Balance (as defined in the Certificate). There is no Excess Cash Balance which would serve to reduce the Option exercise price. The Company hired the firm of Murray Devine & Co. (the "Appraiser") to perform the appraisal of the Series B Option Common Stock. The Appraiser delivered its report regarding the value of the Series B Option Common Stock to the Company on September 30, 1998 (the "Valuation Delivery Date"). In its report, the Appraiser determined the value of each share of Series B Option Common Stock on the Valuation Date to be $0.076. Notice of the delivery of such valuation appraisal was given in the Form 8-K dated September 30, 1998, filed by the Company on October 2, 1998.

     THE COMPANY HAS DETERMINED, AND HEREBY GIVES NOTICE OF ITS INTENTION,
TO EXERCISE THE OPTION AS TO ALL ISSUED AND OUTSTANDING SHARES OF THE SERIES B STOCK.

     On or prior to January 28, 1999, the Company shall cause the Stock Transfer Agent to mail to each record owner of Series B Stock as of July 16, 1998 (a "Record Holder") the applicable exercise option price, which shall be equal to the number of shares shown on the records of the Company to be held by such Record Holder on July 16, 1998, times $0.076. The Series B Stock shall be deemed canceled as of January 28, 1999, and all certificates representing such Series B Stock shall be null and void as of such date.

     Each Record Holder is requested to surrender its certificate(s) representing the Series B Stock, along with the executed Letter of Transmittal enclosed with this Notice of Exercise of Option, to the Stock Transfer Agent at the address shown below no later than January 15, 1999. In the event that the address of a Record Holder has changed since the Record Date, the Record Holder should indicate such change of address on such Letter of Transmittal. Record Holders of lost or stolen



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certificates should execute  and submit the enclosed Lost/Stolen Stock
Certificate Affidavit and Indemnity to the Stock Transfer Agent.


               Stock Transfer Agent:
               Boston Equiserve
               Corporate Reorganization
               Mailstop 45-01-40
               Canton, Massachusetts 02021
               Telephone: 781-575-3400

     This Notice of Exercise of Option is dated as of October 26, 1998.

               By order of the Board of Directors of

               RICHMAN GORDMAN 1/2 PRICE STORES, INC.


               By: /s/ Michael A. Mallaro
                  -------------------------------------
                  Michael A. Mallaro
                  Secretary and Chief Financial Officer




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REVERSE OF NOTICE OF OPTION EXERCISE

SECTION 6 OF THE ARTICLES OF INCORPORATION OF RICHMAN GORDMAN 1/2 PRICE STORES, INC.:


6.  Common Stock Repurchase Option.

        a.  For the purposes of this Certificate of Incorporation:

             (1) The term "Allowed Class 3 Claims" means claims held by unsecured creditors classified in Classes 3A, 3B, or 3C pursuant to the Plan against the Debtors (as defined in the Plan) which have been deemed allowed under the Bankruptcy Code or which have been allowed pursuant to the Plan or by the court which has confirmed the Plan.

             (2) The term "Creditors' Committee" shall mean the Official Unsecured Creditors' Committee appointed pursuant to Section 1102 of the Bankruptcy Code or which have been allowed pursuant to the Plan or by the court which has confirmed the Plan with respect to the Debtors under the Plan.

             (3) The term "Cumulative Minimum Payment" shall mean the Corporation's contractual obligation to make unconditional minimum payments of stated principal and stated interest plus any contingent interest as set forth in Section 6.02 of the Plan to Holders of Class 3 Claims from the Effective Date (as defined in the Plan) to the time of computation.

             (4) The term "Disqualified Stock" shall have the meaning assigned in Section 108(a)(10)(B) of the Code.

             (5) Other capitalized terms used in this Certificate of Incorporation and not separately defined in this Certificate of Incorporation shall have the meaning ascribed to those terms in the Plan.

        b. Upon receipt of a favorable ruling from the Internal Revenue Service prior to the end of Fiscal Year 1993 (or at such later date as shall be approved by the Creditors' Committee) concluding that subjecting the common stock distributed to holders of Allowed Class 3 Claims (the "Creditors' Stock") to the option and the related purchase adjustment for Excess Cash Balance paid to the holders of Allowed Class 3 Claims described immediately below (the "Option") would not cause the Creditors' Stock to be "Disqualified Stock", the Corporation and A.D. (Dan) Gordman or his Designee shall be entitled to exercise the Option, as provided in this Article 6 and the Plan, to purchase all or a portion of the Creditors' Stock at the time and in the manner more specifically described below. If the Internal Revenue Service does not rule favorably prior to the end of Fiscal Year 1993 (or at such later date as shall be approved by the Creditors' Committee), the Plan shall not grant the Option. The Option may be exercised with respect to all or a


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portion of the Creditors' Stock but may not be exercised unless the Cumulative
Minimum Payment has been made. As more particularly provided below, the Corporation shall have the right to exercise the Option prior to A.D. (Dan) Gordman or his Designee.

        c. Subject to the credit for Excess Cash Balance described below, the exercise price of the Option with respect to all of the Creditors' Stock (the "Purchase Price") shall be the price, on the business day immediately following the payment in full of the Cumulative Minimum Payment (the "Valuation Date"), at which the Creditors' Stock would change hands between a willing buyer and a willing seller, each having a reasonable knowledge of the facts and neither being under any compulsion to act, as determined according to customary valuation methodologies, including, without limitation, analysis of the net cash flow and market multiples of comparable companies, analysis of comparable stock sales, and consideration of whether the Creditors' Stock is or is not publicly traded as of the Valuation Date. Within 30 days following the Valuation Date, an investment banker to be mutually agreed upon by (a) at least a majority of members of the Corporation's Board of Directors at the time of such agreement which were selected by the Creditors' Committee or were the successors to directors selected by the Creditors' Committee pursuant to
Section 10.01 of the plan, and (b) at least a majority of members of the Corporation's Board of Directors at the time of such agreement which were selected by A.D. (Dan) Gordman or his Designee or were the successors to directors selected by A.D. (Dan) Gordman or his Designee pursuant to Section
10.01 of the Plan, shall be engaged by and at the expense of the Corporation to determine the Purchase Price of the Creditors' Stock as of the Valuation Date (the "Valuation"). The investment banker shall deliver the final Valuation to A.D. (Dan ) Gordman (or his Designee) and the Corporation. Delivery of the final Valuation shall be deemed to occur on the day when such Valuation has been mailed to all parties required by Section 10.03 of the Plan (the "Valuation Delivery Date"). The investment banker who prepares the Valuation shall be the final arbiter of the date of the Valuation Delivery Date.

        d. The Excess Cash Balance, if any, previously paid to the holders of Allowed Class 3 Claims ("Paid Excess Cash Balance") shall be a credit against, and shall reduce, the exercise price for the Option whether or not (i) the Option is exercised with respect to all or a portion of the Creditors' Stock, and (ii) the holder of any Creditors' Stock with respect to which the Option is exercised received such Excess Cash Balance. To the extent that the Option is exercised with respect to less than all shares of the Creditors' Stock, the Option shall be exercised Pro Rata with respect to all shares of Creditors' Stock, and the exercise price for such Pro Rata share of Creditors' Stock shall be (i) that percentage of the Purchase Price equal to the percentage of all Creditors' Stock which such Creditors' Stock represents (the "Pro Rata Purchase Price"), minus (ii) Paid Excess Cash Balance up to the amount of the Pro Rata Purchase Price, provided, however, that any Paid Excess Cash Balance which the Corporation applies as a credit and reduction against the Pro Rata Purchase Price for Creditors' Stock with respect to which the exercise price is actually paid may not be applied as a credit and reduction by A.D. (Dan) Gordman or his Designee against the Pro Rata Purchase Price for Creditors' Stock pursuant to A.D. (Dan) Gordman's or his Designee's exercise (if any) of the Option.



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        e.  Notice of intent to exercise the Option with respect to any
Creditors' Stock and the amount of such Creditors' Stock must be given to the holders of the Creditors' Stock who were record holders as of the Valuation Date (the "Option Record Holders") within 60 days following the Valuation Delivery Date. Exercise of the Option with respect to any Creditors' Stock must be completed within 120 days following the expiration of such 60 day period. Exercise of the Option with respect to any Creditors Stock shall be deemed completed upon the mailing by the party exercising the Option (or the agent of such party) of the full exercise price with respect to such Creditors' Stock. Notwithstanding the foregoing sentence, the giving of notice of intent to exercise the Option with respect to all or a part of the Creditors' Stock within 60 days following the Valuation Delivery Date shall be deemed completion of the exercise of the Option to the extent of the Paid Excess Cash Balance to be utilized by the party giving such notice.

        f. If the Corporation intends to exercise the Option with respect to all or a portion of the Creditors's Stock, it shall give written notice, not later than 30 days after the Valuation Delivery Date, to (i) A.D. (Dan) Gordman (or his Designee) at the address of the Corporation, and (ii) the Option Record Holders. If the Corporation fails to give such notice within such period with respect to any Creditors' Stock, the Corporation shall no longer be entitled to exercise the Option with respect to such Creditors' Stock except upon the express written consent of A.D. (Dan) Gordman (or his Designee) and subject to the 60 day notice period for Option Record Holders described above. If A.D.
(Dan) Gordman (or his Designee) shall not have been given notice by the Corporation of its intent to exercise the Option with respect to any Creditors' Stock within 30 days after the Valuation Delivery Date, then A.D. (Dan) Gordman (or his Designee) shall be entitled to exercise the Option with respect to such Creditors' Stock by giving notice to the Corporation and the Option Record Holders within 60 days after the Valuation Delivery Date of its intent to exercise the Option and the amount of Creditors' Stock against which it intends to exercise the Option. The Corporation shall be obligated to provide A.D.
(Dan) Gordman (or his Designee) a list of the Option Record Holders on or before 30 days after the Valuation Delivery Date.

        g. If the Corporation has timely given notice to A.D. (Dan) Gordman (or his Designee) and the Option Record Holders of its intent to exercise the Option with respect to any Creditors' Stock but has not mailed the full exercise price in cash with respect to such Creditors' Stock to the Option Record Holders by 120 days after the Valuation Delivery Date, then, except upon the express written consent of A.D. (Dan) Gordman (or his Designee), the Corporation shall no longer be entitled to exercise the Option with respect to such Creditors' Stock and A.D. (Dan) Gordman (or his Designee) shall be entitled to exercise the Option with respect to such Creditors' Stock and apply Paid Express Cash Balance to the same extent as intended by the Corporation within 180 days after the Valuation Delivery Date. The Corporation shall give notice to A.D. (Dan) Gordman (or his Designee) at the address of the Corporation of its mailing of the full exercise price in cash to the Option Record Holders with respect to Creditors' Stock against which the Corporation has exercised the Option within 3 business days of such mailing.


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        h.  If a favorable ruling is obtained from the Internal Revenue Service as described above, the Creditors' Stock shall be marked with a legend indicating that it is subject to the Option more particularly described in
Section 10.03 of the Plan.


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